EXHIBIT 99.1

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

FIRST STATE BANK

October 24, 2005

4:00 p.m. CDT

Coordinator	Good afternoon and welcome to the First State Bancorporation’s Third Quarter Earnings conference call. At this time all participant lines are in a listen-only mode until the question and answer segment. Today’s conference call is also being recorded. If you have any objections you may disconnect at this time. I would now like to turn the meeting over to Chief Financial Officer, Chris Spencer. Thank you, sir. You may begin.

C. Spencer	Thank you very much and welcome to First State Bancorporation’s Third Quarter 2005 Conference Call. First State Bancorporation will provide an online simulcast of this conference call on a Web site, www.fsbnm.com, and an online replay of the call will follow immediately and continue for ten days. There will also be a replay of this conference call for ten days at 1-800-427-2095.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

I’ll be your host for this conference call this afternoon along with H. Patrick Dee, Executive Vice President and Chief Operating Officer and Michael R. Stanford, President and Chief Executive Officer of First State Bancorporation.

The board of directors of First State Bancorporation have adopted a policy that the company will comply with the Security and Exchange Commission Regulation FD in all respects. Consequently, this conference call will proceed on an agenda, which I will announce momentarily. Matters outside the agenda items will not be discussed. The subject matter of this conference call will include forward-looking statements. Statements, which are forward-looking, are not historical facts and involve risks and uncertainties that could cause First State’s results to differ materially from those in forward-looking statements.

With that, we’ll proceed this afternoon. Pat Dee will give an overview of the third quarter and then I will go over the slide presentation, and give a little more detail on the quarter’s numbers. Then we’ll open the call up to your questions.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

P. Dee	Thank you, Chris. We thank you all for tuning in with us this afternoon. We are very happy to report that we achieved record quarterly and year-to-date earnings due to the very strong growth that we’ve achieved in the past year. For the third quarter, we posted fairly moderate growth levels, but the combination of an expanding net interest margin and a relatively low provision for loan losses were the major drivers for a phenomenal quarter for the company.

Year-to-year our loan growth was 15% and deposit growth was about 8%. Loan growth in the quarter was very moderate at just under 2% annualized. New loan production was very good, but we did experience larger than normal pay downs and that limited the net loan growth. The highlight in deposit growth was in the non-interest bearing demand category, which increased by almost $32 million, or about 36% annualized. The total deposit growth for the quarter was just about 2% annualized and we saw several fluctuations in some of the deposits during the quarter.

We saw a reduction in jumbo CDs, primarily from a local governmental entity, who reduced their balances and also moved some money into repurchase agreements. We replaced some of those lost funds primarily

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

with $30 million in brokered CD’s. This is the first time that we’ve gone into the brokered CD market and we don’t intend for this to become a customary funding source for us.

Deposit pricing continues to be quite competitive and we’ve seen some reduction in our money market deposit balances as a result of that. During the fourth quarter of this year, we have become a little bit more aggressive in terms of our pricing on that product.

Our profitability in the third quarter of $0.39 per share was well above the projections of our analysts, due again in large part to a reduced provision for loan losses and also the strong net interest margin. Our charge offs for the quarter were quite moderate and with the small increase in net loans we simply didn’t need to provide as much into the loan loss provision this quarter. We would expect future quarters to return to a more normal level for the provision based on the expected loan growth.

Non-performing asset totals went up just slightly from the low levels reached at the end of the second quarter. Charge offs for the quarter were about ten basis points annualized with some strong recoveries contributing to that low net number. The allowance for loan losses as a percent of

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

loans was up slightly to 1.17% of loans, or 315% of non-performing loans. Non-interest income showed a nice increase in our residential mortgage origination compared to the second quarter. We achieved record levels of revenue in mortgage origination and actually achieved a modest profit in this area for the quarter.

Our efficiency ratio improved just slightly despite a significant increase in non-interest expenses. Salaries and benefits increased by over $550,000 from the second quarter. Marketing was up by about $145,000. Other miscellaneous expenses went up by about $240,000. Occupancy expenses also rose by about $121,000 as we brought on most of the expenses associated with our new Lakewood branch, which is opening later on this month. We did close our Questa, New Mexico branch right at the end of the quarter and Chris will provide a few more details on some of the expense information later on.

In the coming quarters, we expect our net interest margin to most likely pull back slightly from the level achieved in the third quarter, primarily due to the more aggressive pricing on deposits that I mentioned, especially those money market savings accounts.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

In summary, our balance sheet growth in the early part of the year positioned us extremely well for strong earnings in the third quarter. Our loan pipelines continue to be fairly strong, so we anticipate solid loan growth in the coming quarters and along with that would anticipate a higher level of provision for loan losses to support that growth. Because of the various factors we’ve mentioned, we would expect our net income per share to be slightly lower in the fourth quarter than it was in the third and most likely within the range of the current estimates that are out there.

We’re well into the planning of the transition process for our two pending acquisitions. We’ve completed the F-4 filings on both transactions and are expecting to close both of those transactions right around year-end. Both of these acquisitions will increase our market share in New Mexico and give us additional core deposits to fund our anticipated loan demand. We’re also beginning to set our strategies for the Phoenix, Scottsdale and Las Cruces, New Mexico markets, all of which we’re very excited to be entering through these two acquisitions.

With that I’ll turn it back over to Chris for our slide show.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

C. Spencer	Thanks, Pat. Looking at the slide show, I’ll walk through those slides with you and give you a little bit more color maybe in some areas. The total assets for the third quarter ended at just over $2 billion, fairly flat from the second quarter for some of the reasons that Pat alluded to and we’ll go on here and talk about on the loans and deposits side. The loan numbers: total loans ended the third quarter, 1.515 billion, up just 6.2 million on the quarter, although the new loan production in the quarter was really still fairly good, but it was offset by a very high level of early repayments.

The new loan production in the third quarter was roughly 150 million compared to the second quarter, which was about 200 million. The first quarter was about 135 million. New production was off from the second quarter, but the flat balance sheet is not indicative, I think. As Pat said, we have a pretty good pipeline going forward, but we just experienced a very high level of early repayments in the second quarter.

We also, in the second quarter, had a SBA loan sale. We sold a guaranteed portion of about $3.5 million of SBA loans. We’ll talk to you about it again in a little bit when we get to the earnings side. We had a small gain on that, but that was another reason for the flat loan portfolio in the third quarter.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

Going on to the deposits on the next slide, deposits ended the quarter at $1.472 billion, up just about $7 million from the second quarter. Pat alluded to some of the things that are going on within the deposits in the third quarter. At the end of the second quarter, we had $50 million from Bernalillo County that had come in right at the end of the quarter in the third quarter. That came out of deposits and went into the repurchase agreements down below and out of deposits in the borrowing section. As Pat indicated, we also brought on $30 million of broker deposits, which we had not done historically.

If you take out those two items by themselves, deposits would have been up about $27 million. That’s not indicative right off the balance sheet of some of the underlying growth. Albeit not stellar, it’s more than was indicated on the balance sheet. I think Pat also mentioned our non-interest bearing deposits ended the quarter at $381 million, up about $32 million from the second quarter.

Looking at the core net income and diluted earnings per share, we had just over $6 million of earnings on the quarter and $0.39 per share. Just to reiterate what Pat said, I think it’s driven in large part by our net interest

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

margin, which remains very strong and was actually up nine basis points on the quarter. Going forward, we don’t anticipate, at least in the fourth quarter, that increasing to that extent. We would think it would be fairly flat as we continue to see a lot of pressure in the deposit rates, not only in Colorado, in Utah, but in New Mexico as well.

Another large driver of the extraordinary earnings in the third quarter was the lower provision for loan loss, which probably accounts for, depending on if you’re looking at prior quarter or budget, anywhere from $0.03 to $0.04 probably on the quarter. Another contributor to the earnings in the quarter, we still have strong contribution from the overdraft privilege product and the mortgage production.

To give you a feel for our mortgage volumes, in the third quarter we sold about $124 million in mortgage loans compared to $80 million in the second quarter and $61 million in the first quarter. Again, that was very strong production, particularly in July and August. It tapered off a little bit in September. Historically, the fourth quarter would not expect to be quite as strong as the summer months, but we anticipate that possibly declining a little bit in the fourth quarter.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

As I mentioned on the loan slide, we also sold $3.5 million book value of guaranteed portion of some SBA loans that resulted in a $206,000 gain in the quarter. Looking at the quarterly net interest margin on the next slide, as I mentioned, it’s up nine basis points on the quarter. It remains very strong. As I indicated, we think it will be fairly flat into the fourth quarter.

Going on to the return on assets and return on average equity, we’re very pleased with the increases in that, with the return on average equity at 13.59% year-to-date this year up from 10.94% last year. For the quarter it was 15.55%. Strong return in the third quarter as well. Return on average assets at 1.05% year-to-date and 1.20% on the quarter. The efficiency ratio on the next slide, nice progress there as well as we’ve reduced the efficiency ratio to 62.93% year-to-date with the quarter itself being 61.75%.

Total non-performing assets, as Pat indicated, were up just slightly on the quarter and as a percentage of total assets, but maybe just as importantly as our potential problem loans decreased in the third quarter from $27.1 million into the second quarter to $19.9 million at the end of the third quarter; a $7.2 million decrease in the potential problem loans that haven’t yet reached the non-performing assets.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

Moving on to the delinquent loans on the next slide, we continue to see small decreases there, which we’re thrilled with. How much lower they can go, we don’t know, maybe not much at all. Obviously we’re very pleased with those levels in the delinquencies with the total delinquent loans at 0.15% and approximately 0.05% of that relates to the old FCIB portfolio.

On the next slide, the allowance ended the quarter at $17.4 million and as a percentage of loans held for investment at 1.17%, up two basis points on the quarter and remains over 300% coverage of non-performing assets.

Our provision was down significantly on the quarter from $1.725 million in the second quarter to $675,000 in the third quarter, driven primarily by the flat loan growth in the third quarter, but other factors include the overall good asset quality that we enjoy right now and the continued low loss experience level, which drives a significant part of our calculation for the allowance.

That covers the prepared slides. We’d now like to open the call up to your questions.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

Coordinator	Our first question will come from Jim Bradshaw. Thank you, sir. Your line is open.

J. Bradshaw	Great. Thanks. Good afternoon. A couple of questions: First, on the payoff activity you had in the quarter, Pat or Chris, was that related to actual payoffs, projects completed or things sold or do you think you’re seeing some refi from other banks that’s accounted for some of that payoff activity?

P. Dee	It was probably due to a combination of factors, Jim. Some of the larger payoffs I think did come from projects that were completed in the construction and acquisition and development area. We also had some pretty good pay downs on a couple of significant problem credits, which we were, of course, very, very happy … that. Probably a little bit of refinance activity going on as well as I think we’re seeing a little bit of the effect as interest rates go higher, certain borrowers just manage their cash flow a little bit more effectively and reduce some of their loan balances.

J. Bradshaw	Thanks, Pat. The other question I had related to the construction portfolio in the quarter. Do you, Chris, maybe know how much fee income had an

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

impact on the jump in margins this quarter related to the nice increase in construction? Maybe you could refresh my memory on how the construction portfolio is broken out between residential single-family stuff and lot development and commercial real estate. However you want to break that out, it’d be helpful to me. Thanks.

C. Spencer	Well, I don’t know how it breaks out. Pat?

P. Dee	Just roughly, the vast majority of what we show as construction balances is residential, probably in the 70% to 75% range with most of the rest of the balance being in acquisition and development and a few small commercial deals.

We’ve continued to see strong activity in this area through the quarter. I don’t think the fee income had a huge impact by any means because the majority of those fees are recognized over the term of the loan and some of the increase in balances that we saw at this point in the year, it’s driven almost as much or more by funding of existing loans that were booked earlier in the year that is new originations. I don’t think the fee component was probably significant.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

We’re still seeing very strong residential construction activity here in New Mexico and also in the Colorado market. There are just a lot of opportunities as mortgage rates have stayed low and obviously, we’re coming out of the time of year when building activity is still fairly heavy. We’ll probably see those balances decrease slightly through the winter months. We’re not as affected seasonally here in New Mexico as we would be in Colorado, but even in New Mexico the housing starts to usually slow down in the fall and wintertime.

J. Bradshaw	Great. That’s helpful. Lastly, was the Questa branch closed after the quarter ended or before the quarter ended?

P. Dee	It was actually closed right at September 30th. We’ve not seen any of the expense reduction. It’s such a small branch it’s really hardly noticeable.

J. Bradshaw	Great. I appreciate it. Really a good quarter, you guys. Congratulations.

Coordinator	Thank you. We have a question from John Rodis.

J. Rodis	Good afternoon, guys. Nice quarter. Pat or Chris, maybe a little bit more detail on the growth in non-interest bearing deposits. Was it New Mexico or Colorado? Maybe can you talk a little bit about what are you guys doing to drive that growth?

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

P. Dee	Chris will take a look here and see if he can give you a specific idea on the split, but we continued to see growth in that area in all three markets. It’s probably fairly evenly split, I would guess, between Colorado and New Mexico. This is just part of our method of doing business, to go after commercial deposits and in particular the non-interest bearing commercial relationship. So that really hasn’t changed for us over a period of time.

This quarter we saw probably a little larger than normal increase in those balances and we continue to be, I think, very successful when we go head-to-head with the big banks in comparing services and related fees. That’s allowed us to continue to take some of that market share, but it really comes from our cash management areas in all three states, especially, again, New Mexico and Colorado as well as some of the deposits we gather through obtaining some of the commercial lending relationships.

We tend to avoid commercial loan relationships where it’s just a transaction. We’re really looking for the entire relationship and have been pretty successful at getting some of those balances.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

C. Spencer	John, this is Chris. The majority of it still is New Mexico. We’re starting to see some growth in that, in Colorado. In Utah it’s very little, so the majority of it is still New Mexico, but we are seeing some growth in that in Colorado.

J. Rodis	Just one other question related to potential acquisitions. Since you have two deals outstanding, can you just talk about your thoughts for additional acquisitions down the road, what your thoughts are?

P. Dee	At this point we’ve obviously got our hands full bringing these two acquisitions on, but long-term we think there may be some more opportunities both in the front range of Colorado and also the Arizona market, primarily Phoenix, Scottsdale, but potentially Tucson as well and perhaps even in southern New Mexico in the Las Cruces area.

We will concentrate our efforts going forward looking for deals really in the Colorado and Arizona markets. We’d like for that to become a regular part of our growth in the future and we think with the large number of community banks, especially in Colorado, that there’s certainly the potential for that there. I think the one factor that will make it difficult to do a lot of that is that some of the prices being paid for institutions there

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

are pretty healthy and perhaps higher than what we would deem to be prudent, but we think there’ll be significant opportunities. Assuming that we can get these two under our belt pretty quickly here, we’re going to try to get geared back up and looking at new deals next year.

J. Rodis	Thanks, guys.

Coordinator	Thank you. We do have a question from Peyton Green.

P. Green	Hello. Chris, I was wondering if you could tell me where was the SBA number booked? Was that through other non-interest income?

C. Spencer	Exactly. That is where it is.

P. Green	Was there anything else that pushed that number up on a quarterly basis or was that the primary reason?

C. Spencer	That’s the primary reason. There are some other factors in there. We have increased earnings on our BOLI. As you recall in the second quarter we invested $10 million more in the bank-owned life insurance, so the additional $10 million plus rates rising, that kind of re-prices. We have

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

some additional earnings from the BOLI in there. We’ve also been getting more float up from our official check vendor off our float on official checks. That gets booked in that other non-interest income with the rates rising and there’s more float there. That’s been a little of that. I guess those are a couple of the other key drivers in that other non-interest income.

P. Green	Great. From a pre-tax profit perspective, was the mortgage business profitable in the quarter? How should we think about the contribution of the business going forward? Thanks.

P. Dee	It was profitable in the quarter to a fairly minor degree, but compared to a year ago, the third quarter of last year, we’ve seen a huge improvement in those bottom line numbers. That’s slightly profitable with our full overhead allocations included in that.

P. Green	Any idea on the year-over-year swing, Pat?

P. Dee	You know, I couldn’t tell you right off the top of my head, Peyton. It’s pretty substantial. I think, as Chris said, the volume of loans sold from second quarter to third quarter was up probably about 50% I guess. I

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

would imagine that the year-to-year swing is probably at least that much or probably more. We’ve probably seen a 75% to 80% increase from year ago levels. It’s probably easily pre-tax $200,000 to $300,000 swing from third quarter of last year to this year.

Going forward, a lot will depend on what happens with interest rates. As Chris mentioned, we would expect probably a slight decrease in the fourth quarter as the summer activity slows down. We view the Arizona market in particular and also Las Cruces as substantial opportunities for us to continue to build that volume in years ahead. We’re pretty optimistic that, barring a major change in the home building patterns in all of our markets, that we can continue to gradually build that volume and the profitability associated with it, although we’ll probably see a slight decrease in that in the fourth quarter of this year.

P. Green	On that, I think you all referenced $124 million in volume sold in the quarter. How much of that was purchase versus refinance?

P. Dee	On the quarter, year-to-date, Peyton, it’s about 74% purchase, about 26% refinance. It looks like on the quarter it’s running about the same as it has all year. Refinance may be coming down a little bit in the third quarter

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

versus the earlier part of the year. The earlier part of the year is probably the first quarter in the 30% of the total and now it’s down in the low 20% of the total.

P. Green	Great. In terms of the margin outlook for the fourth quarter, do you expect to hold the margin flat or do you expect some giveback? How should we think about that in concert with your effort to grow the deposit volume but also possibly an up tick on the lending volume?

P. Dee	It’s really going to depend on how aggressive we end up having to get in particular with those money market rates. I think at best we might be able to hold it flat, but I think more likely, as we increase some of those money market rates, that we’re liable to see give-back of probably as much as half of the gain that we had in the third quarter. That will obviously depend as well on what the fed does with interest rates the remainder of the year, although especially the second opportunity that the fed will have to raise rates will have very little impact on the quarter because it will come so late. Probably we’re going to see some type of a pull back. Again, I think it could be as much as that four to five basis point range.

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

P. Green	I was wondering if you could give the New Mexico period end loans, deposits and non-interest bearing. Thank you.

C. Spencer	Peyton, sorry, I meant to cover that when I went over those slides. The period end breakdown for loans between the state for New Mexico, it was $1,046,623,000.00; Colorado, $389,191,000.00; Utah, $79,244,000.00 for a total of $1,515,058,000.00. Deposits at the end of September by state: New Mexico, $1,277,178,000.00; Colorado, $181,608,000.00; Utah, $13,848,000.00 for total deposits at the end of the quarter of $1,472,634,000.00. Non-interest bearing deposits by state at the end of September: New Mexico, $346,952,000.00; Colorado, $33,494,000.00; Utah, $750,000.00 for total non-interest bearing deposits at the end of September of $381,203,000.00.

P. Green	Last question and then I’ll let others jump on, but in terms of the Colorado runoff that you all expected to have, do you think you’re all the way through that or is there some more of that in the fourth quarter?

P. Dee	I think there’s a fair amount yet to come, Peyton, in the fourth quarter and on into next year. We’re continuing to reposition that loan portfolio, so we still have some runoff coming from the old First Community Bank

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

portfolio as well as some other credits, primarily in the Colorado Springs region that we are moving out of over as long as six months to a year. We’ll see some continued runoff and payoffs there probably at least for the next nine months to 12 months.

P. Green	Great. Thank you.

Coordinator	At this time, folks, I show no further questions.

P. Dee	Well, if there are no other questions, again, we appreciate your time and attention today. We’re very pleased to be positioned where we are at this point in the year from a profit standpoint. Again, we believe that our growth is on track to continue into the near future. We’re extremely excited about the opportunities that these two acquisitions will provide for us. Clearly, there will be a lot of work associated with those. We would expect the earnings impact of those to be relatively minor in the first half of the year in 2006.

Hopefully by the third quarter we can start to show some of the accretion that our pro forma numbers would indicate are reasonable again based on repositioning the balance sheets a little bit, reducing some overhead and

FIRST STATE BANK

Moderator: Chris Spencer

October 24, 2005/4:00 p.m. CDT

then starting to capitalize on the growth opportunities that are present, especially in the Las Cruces, New Mexico, Phoenix, Scottsdale markets. Again, these acquisitions just have helped us to start to realize the vision that we have, to tap into these markets in four states now. That will hopefully solidify our opportunities for continued growth well into the future.

As always, we appreciate the support of our shareholders and appreciate your time spent with us this afternoon. Thank you.

Coordinator	Thank you. That does conclude today’s conference call. You may now disconnect at this time.